     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 2001.

                                                     REGISTRATION NO. 333-______
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      ------------------------------------
                             SOMANETICS CORPORATION
             (Exact name of registrant as specified in its charter)

              MICHIGAN                                38-2394784
   (State or other jurisdiction of                 (I.R.S. Employer
   incorporation or organization)                 Identification No.)
                      ------------------------------------
                              1653 EAST MAPLE ROAD
                            TROY, MICHIGAN 48083-4208
                                 (248) 689-3050

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                BRUCE J. BARRETT
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             SOMANETICS CORPORATION
                              1653 EAST MAPLE ROAD
                            TROY, MICHIGAN 48083-4208
                                 (248) 689-3050

               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                      ------------------------------------
                                   COPIES TO:
                                ROBERT J. KRUEGER
                      HONIGMAN MILLER SCHWARTZ AND COHN LLP
                          2290 FIRST NATIONAL BUILDING
                          DETROIT, MICHIGAN 48226-3583
                                 (313) 465-7452
                             FAX NO.: (313) 465-7453
                      ------------------------------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: After the effective date of this Registration Statement, depending upon market conditions.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________
         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                      ------------------------------------
                         CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                              PROPOSED
                                                              MAXIMUM         PROPOSED
                                                              OFFERING        MAXIMUM
             TITLE OF EACH CLASS OF          AMOUNT TO BE    PRICE PER   AGGREGATE OFFERING      AMOUNT OF
           SECURITIES TO BE REGISTERED        REGISTERED      SHARE *         PRICE *         REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Common Shares, par value $.01 per share        1,325,000       $2.065      $2,736,125.00          $684.04
================================================================================================================

* Estimated solely for the purpose of computing the registration fee, based on the average of the high and low reported sale prices of the Registrant's common shares on April 16, 2001 as reported on The Nasdaq SmallCap Market, pursuant to Rule 457(c).
                      ------------------------------------
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

PROSPECTUS
                                    1,325,000
                                   SOMANETICS
                                  COMMON SHARES

                      ------------------------------------
         This is an offering of 1,325,000 common shares, par value $0.01 a share, of Somanetics Corporation. All of these shares are being offered by the selling shareholders. The selling shareholders acquired these shares on April 9, 2001 in a private placement of our common shares for $1.75 a share and may offer them to the public or otherwise from time to time. We are registering the selling shareholders' resale of these shares pursuant to a Registration Rights Agreement between the selling shareholders and us. The registration of these shares does not necessarily mean that any of them will be offered or sold by the selling shareholders. The shares may be sold directly by the selling shareholders or through brokers, dealers or agents in private or market transactions. In connection with any sales, the selling shareholders and any brokers, dealers or agents participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. See "Selling Shareholders" and "Plan of Distribution."

         The last reported sale price of the common shares, which are listed on The Nasdaq SmallCap Market under the symbol "SMTS," was $2.31 per share on April 19, 2001. Our headquarters are located at 1653 East Maple Road, Troy, Michigan 48083-4208. Our telephone number is (248) 689-3050.

                      ------------------------------------

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING COMMON SHARES.

                      ------------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------

Public offering price.....................   Market price, from time to time, in
                                             the market in which the shares are
                                             sold, a price related to the market
                                             price or a negotiated price.
Underwriting discounts and commissions....   Customary for the type of
                                             transaction involved.
Proceeds to selling shareholders*.........   Market price, from time to time,
                                             net of customary cost for execution
                                             of the type of transaction.*

*We will not receive any of the proceeds from the sale of common shares in this offering. Estimated expenses of $65,000 are payable by the Company.

                      ------------------------------------

                  The date of this Prospectus is April __, 2001

                                TABLE OF CONTENTS
                                                                       PAGE
                                                                       ----
WHERE YOU CAN GET MORE INFORMATION........................................2
DOCUMENTS INCORPORATED BY REFERENCE.......................................3
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.................3
RISK FACTORS..............................................................4
THE COMPANY..............................................................13
USE OF PROCEEDS..........................................................13
CAPITALIZATION...........................................................14
DILUTION.................................................................15
SELLING SHAREHOLDERS.....................................................16
REGISTRATION RIGHTS......................................................17
PLAN OF DISTRIBUTION.....................................................18
LEGAL MATTERS............................................................19
EXPERTS..................................................................19

         You should rely only on the information contained in this Prospectus. Neither Somanetics Corporation nor any selling shareholder, broker, dealer or agent has authorized anyone to provide you with different or additional information. This Prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or any sale of our common shares.

         No action is being taken in any jurisdiction outside the United States to permit a public offering of the common shares or possession or distribution of this Prospectus in any such jurisdiction. Persons who come into possession of this Prospectus in jurisdictions outside the United States are required to inform themselves about and to observe the restrictions of that jurisdiction related to this offering and the distribution of this Prospectus.

                       WHERE YOU CAN GET MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can receive copies of such reports, proxy and information statements, and other information, at prescribed rates, from the SEC by addressing written requests to the SEC's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, you may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC, in Washington, D.C., New York, New York and Chicago, Illinois, Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. The address of the SEC's Web site is http://www.sec.gov.

         We have filed with the SEC a Registration Statement on Form S-3 to register the common shares that we are offering in this Prospectus. This Prospectus is part of the Registration Statement. This Prospectus does not include all of the information contained in the Registration Statement. For further information about us and the common shares offered in this Prospectus, you should review the Registration Statement. You can inspect or copy the Registration Statement, at prescribed rates, at the SEC's public reference facilities at the address listed above.

         Statements contained in this Prospectus concerning the provisions of documents are necessarily summaries of such documents and when any such document is an exhibit to the Registration Statement, each such statement is qualified in its entirety by reference to the copy of such document filed with the SEC.

                       DOCUMENTS INCORPORATED BY REFERENCE

         This Prospectus incorporates documents by reference that are not presented in or delivered with it. The following documents, which we have filed with the SEC, are incorporated by reference into this Prospectus:

         - Our Annual Report on Form 10-K for the fiscal year ended November 30, 2000.
         - Our Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2001.
         - Our Proxy Statement for our Annual Meeting of Shareholders held on February 22, 2001.
         - The description of our common shares included in our prospectus, dated March 20, 1991, included in our registration statement on Form S-1 (file no. 33-38438) effective March 20, 1991, under the caption "Description of Securities' on pages 41 through 46 of the prospectus and incorporated by reference into our registration statement on Form 8-A effective March 27, 1991, including any amendment or reports filed for the purpose of updating such description.

         In addition, all documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus but before termination of this offering are deemed to be incorporated by reference into this Prospectus and will constitute a part of this Prospectus form the date of filing of those documents.

         The documents incorporated by reference into this Prospectus are available from us upon request. We will provide to each person, including any beneficial owner, to whom this Prospectus is delivered, at no cost to the requester, upon your written or oral request, a copy of all of the information that is incorporated in this Prospectus by reference, except for exhibits unless the exhibits are specifically incorporated by reference into this prospectus. Please submit your requests for any of such documents to: Somanetics Corporation, 1653 East Maple Road, Troy, Michigan 48083-4208, Attn: Mary Ann Victor, Vice President of Communications and Administration and Secretary, (248) 689-3050.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements in this Prospectus are forward-looking statements. In addition, we may make forward-looking statements in future filings with the Securities and Exchange Commission and in written materials, press releases and oral statements issued by us or on our behalf. Forward-looking statements include statements regarding the intent, belief or current expectations of us or our officers, including statements preceded by, followed by or including forward-looking terminology such as "may," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict" or similar expressions, with respect to various matters.

         It is important to note that our actual results could differ materially from those anticipated from the forward-looking statements depending on various important factors. These important factors include our history of losses and ability to continue as a going concern, our current dependence on the Cerebral Oximeter and SomaSensor, the challenges associated with developing new products, the uncertainty of acceptance of our products by the medical community, the lengthy sales cycle for our products, competition in our markets, our need for additional financing, our dependence on our distributors, and the other factors discussed in "Risk Factors" beginning on page 4.

         All forward-looking statements in this Prospectus are based on information available to us on the date of this Prospectus. We do not undertake to update any forward-looking statements that may be made by us or on our behalf in this Prospectus or otherwise. In addition, please note that matters set forth under the caption "Risk Factors" constitute cautionary statements identifying important factors with respect to the forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

                                  RISK FACTORS

         An investment in our common shares involves a high degree of risk. You should carefully consider the specific factors listed below, together with the cautionary statement under the caption "Cautionary Statement Regarding Forward Looking Statements" and the other information included in this Prospectus, before purchasing our common shares. The risks described below are not the only ones that we face. Additional risks that are not yet known to us or that we currently think are immaterial could also impair our business, operating results or financial condition. If any of the following risks actually occur, our business, financial condition or results of operations could be adversely affected. In such case, the trading price of our common shares could decline, and you may lose all or part of your investment. Throughout this Prospectus we refer to Somanetics Corporation as "Somanetics", the "Company", "we", "our" and "us".

WE HAVE INCURRED LOSSES IN EVERY YEAR OF OUR EXISTENCE AND EXPECT OUR LOSSES TO CONTINUE IN FISCAL 2001; OUR ABILITY TO CONTINUE AS A GOING CONCERN IS UNCERTAIN.

         We have incurred net losses in every year of our existence. From our inception on January 15, 1982 through February 28, 2001, we incurred an accumulated deficit of $50,834,902, including a net loss of $3,622,087 for the year ended November 30, 2000 and a net loss of $711,156 for the quarter ended February 28, 2001. Companies such as ours frequently encounter delays, expenses, problems and uncertainties in developing products and markets for new products. We do not believe that our product sales will be sufficient to support our operations in fiscal 2001, for many reasons, including:

         - the need for customer education about the clinical benefits of the Cerebral Oximeter,
         -    the lengthy sales cycle for the Cerebral Oximeter,
         - the expected costs of developing the CorRestore(TM) patch, product-line extensions of the Cerebral Oximeter for use on newborns, other non-brain tissue applications of our INVOS technology and advancement of the design and production processes of the Cerebral Oximeter and SomaSensor,
         -    our need to attract and service a customer base, and
         - our ability to manufacture our products on a commercial scale in a cost-effective manner.

For the foreseeable future, we believe that we will continue to incur net losses. It is possible that we will never become profitable. Due to our history of losses and our current financial condition, our independent auditors' report includes an explanatory paragraph referring to an uncertainty concerning our ability to continue as a going concern.

WE ARE CURRENTLY DEPENDENT ON SALES OF THE CEREBRAL OXIMETER AND SOMASENSOR TO GENERATE ALL OF OUR REVENUES.

         The Cerebral Oximeter and the related SomaSensor are currently our only commercial products and are expected to account for substantially all of our revenues for fiscal 2001. We have limited experience in manufacturing, marketing and selling the Cerebral Oximeter. The Cerebral Oximeter has not had extensive commercial use and has not been evaluated for every medical procedure in which it might be used. Further research or use of the Cerebral Oximeter might reveal unexpected problems with its operation or performance, especially in connection with medical procedures for which the Cerebral Oximeter has not yet been evaluated. Although testing of the Cerebral Oximeter to date indicates clinical benefits, subsequent performance problems or adverse research results could prevent acceptance of the product by the medical community, result in unexpected expense and adversely affect future sales. If the market for the Cerebral Oximeter fails to develop as rapidly as expected, our business, financial condition and results of operations could be adversely affected. Although we are developing other products, there can be no assurance that any commercial products will result from our efforts.

WE MIGHT NOT BE ABLE TO SUCCESSFULLY DEVELOP AND MARKET THE CORRESTORE(TM)
PATCH.

         We are developing the CorRestore(TM) patch for use in cardiac repair and reconstruction, including heart surgeries called surgical anterior ventricular restoration, or SAVR. We must further develop the patch, perform clinical testing, obtain FDA clearance or approval to sell the CorRestore(TM) patch in the United States and obtain approvals to sell the CorRestore(TM) patch outside of the United States. The time and expense necessary to develop the CorRestore(TM) patch are not certain. In addition, we have no previous experience in developing, manufacturing or marketing surgical patches, and the following are some of the risks we face:

         -    we might not be able to develop an effective patch;
         - clinical tests required to obtain regulatory approval might be significantly more expensive or time consuming than we expect;
         - we might not be able to obtain FDA clearance or approval to market the patch in the United States, for various reasons, including if clinical tests do not show the patch to be safe and effective, if the FDA deems the data unsuitable, or if the FDA requires additional or follow-up testing;
         - the final product might not be economical to manufacture or market;
         - we will be dependent on third parties to perform the clinical tests and to manufacture the patch; and
         - third parties might introduce equivalent, superior or less expensive products.

Therefore, we might not be successful in marketing this product even if we receive clearance or approval to sell it.

DEVELOPMENT OF THE CORRESTORE(TM) PATCH COULD ADVERSELY AFFECT OPERATING RESULTS, DISTRACT MANAGEMENT AND DILUTE SHAREHOLDERS.

         Assuming the FDA requires 510(k) clearance and not PMA approval for the CorRestore(TM) patch, and human clinical trials are not required, we expect the process of development, testing, application, clearance and preparing to manufacture the product to take approximately one year and to cost us approximately $750,000. If the 510(k) process requires human clinical trials, we expect the process of development, testing, application, clearance and preparing to manufacture the product to take approximately two years and to cost us approximately $1,500,000. We will not be able to sell the patch in the United States until FDA clearance or approval is obtained. Our efforts to develop and market this patch could disrupt our ongoing Cerebral Oximeter business and distract our management and employees, and they are expected to increase our expenses significantly. In addition, pursuant to our CorRestore(TM) licenses, we have granted warrants to purchase 400,000 common shares at an exercise price of $3.00 a share, and have agreed to issue warrants to purchase an additional 2,100,000 common shares at an exercise price of $3.00 a share. These warrants will increase our expenses and could dilute the interests of our existing shareholders. We might be required to issue additional common shares to finance the development of the CorRestore(TM) patch, which could further dilute the interests of our existing shareholders.

OUR PRODUCTS ARE NEW AND MIGHT NOT BE ACCEPTED BY THE MEDICAL COMMUNITY.

         To date, the medical community has had little exposure to us or our technology. Because the medical community is often skeptical of new companies and new technologies, members of the medical community might not perceive a need for the Cerebral Oximeter or the CorRestore(TM) patch or be convinced of their clinical benefits. In addition, hospital purchasing decisions for equipment like the Cerebral Oximeter are often made by hospital purchasing committees that might not include the user of the equipment. In such a case, the committees must be convinced to purchase our product. Even if we are successful in convincing physicians, other medical professionals and their hospital purchasing committees of the need for the Cerebral Oximeter, they might be unwilling or unable to commit funds to the purchase of the Cerebral Oximeter due to limited budgets or decreases in capital expenditures. In many cases, these limits are due to hospital cost controls, increased managed care and fixed reimbursements for the medical procedures in which the Cerebral Oximeter is used. If our products fail to achieve market acceptance, our business, financial condition and results of operations could be adversely affected.

WE ARE LARGELY DEPENDENT ON OTHERS TO DEMONSTRATE THE CLINICAL BENEFITS OF SAVR SURGERY, TO TRAIN SURGEONS AND TO OBTAIN REIMBURSEMENT CODES FOR THE PROCEDURE.

         We are dependent on positive results of clinical research to convince heart surgeons of the clinical benefits of SAVR, and we are dependent on others to help train surgeons in the procedure. Even if surgeons are convinced of the benefits of SAVR and are trained to perform it, we must convince them to use the CorRestore(TM) patch in the procedure, rather than a less expensive substitute. In addition, patients might be unwilling to undergo the procedure unless insurers are willing to reimburse them for the cost of the procedure.

PUBLICATION OF ADVERSE CLINICAL RESEARCH COULD ADVERSELY AFFECT OUR SALES.

         Part of our marketing strategy is to support clinical research programs and encourage peer-to-peer selling. While we believe favorable peer review is a key element to a product's acceptance by the medical community, we cannot assure you that additional papers will be submitted or that any such papers will help us sell our products. In addition, researchers might publish adverse results. For example, in fiscal 1993 researchers in the United Kingdom published adverse results from research regarding an earlier prototype of the Cerebral Oximeter, and in 1996 some researchers published adverse results after using the Cerebral Oximeter beyond its indicated use. Negative reaction to adverse publications, our financial condition and the rescission of our previous FDA clearance for the Cerebral Oximeter could adversely affect our reputation in the medical community and, as a result, our ability to market and sell our product.

THE LENGTHY SALES CYCLE FOR THE CEREBRAL OXIMETER COULD DELAY OUR SALES.

         The decision-making process for our Cerebral Oximeter customers is often complex and time-consuming. Based on our limited experience, we believe the period between initial discussions concerning the Cerebral Oximeter and a purchase of even one unit is six to nine months. The process can be delayed as a result of hospital capital budgeting procedures. Moreover, even if one or two units are sold to a hospital, we believe that it will take additional time and experience with the Cerebral Oximeter before additional medical professionals in the hospital might be interested in using the Cerebral Oximeter in other procedures or other areas of the hospital. These delays could have an adverse effect on our business, financial condition and results of operations.

THE MEDICAL PRODUCTS INDUSTRY IS INTENSELY COMPETITIVE.

         We believe that the markets for cerebral oximetry products and the CorRestore(TM) patch, if they develop, may become highly competitive. We know of foreign companies that have sold products relating to cerebral metabolism monitoring for research or evaluation. In addition, if and when the CorRestore(TM) patch is developed, it will compete against existing patches, which are formed by the surgeon during SAVR surgeries out of dacron or bovine pericardium tissue. These existing patches take time for the surgeon to form, can be difficult to insert, and can leak around the edges. Although we believe the CorRestore(TM) patch has important advantages over patches that are currently used, existing patches are significantly less expensive and at least one study using dacron patches indicates that they are effective.

         The medical products industry is characterized by intense competition and extensive research and development. Other companies and individuals are engaged in research and development of non-invasive cerebral oximeters, and extensive research and development is ongoing regarding congestive heart failure. We believe there are many other potential entrants into our markets. Some of these potential competitors have well-established reputations, customer relationships and marketing, distribution and service networks. Some of them have substantially longer histories in the medical products industry, larger product lines, and greater financial, technical, manufacturing, research and development and management resources than we do. Many of these potential competitors have long-term product supply relationships with our potential customers. These potential competitors might succeed in developing products that are at least as reliable and effective as our products, that make additional measurements, that are less costly than our products, or that provide alternatives to our products, such as additional or better treatments for congestive heart failure.

         These potential competitors may be more successful than we are in manufacturing and marketing their products, and may be able to take advantage of the significant time and effort we have invested to gain medical acceptance of cerebral oximetry and the time and effort we expect to invest to gain medical acceptance of SAVR and the CorRestore(TM) patch. In addition, two patents issued to an unaffiliated third party and relating to cerebral oximetry expired in 2000, one patent issued to an unaffiliated third party and relating to cerebral oximetry expired in 1999, and two patents issued to an unaffiliated third party and relating to cerebral oximetry expired in 1998. These expiring patents will make that technology generally available and potentially help the development of competing products. Successful commercial development of competing products could lead to loss of market share and lower margins and have an adverse effect on our business, financial condition and results of operations.

         We also compete indirectly with numerous companies that sell medical equipment to hospitals for the limited amount of funding allocated to capital equipment in hospital budgets. The market for medical equipment is subject to rapid change due to an increasingly competitive, cost-conscious environment and to government programs intended to reduce the cost of medical care. Many of these manufacturers of medical equipment are large, well-established companies whose resources, reputations and ability to leverage existing customer relationships may give them a competitive advantage over us. Our products and technology also compete indirectly with many other methods currently used to measure blood oxygen levels or the effects of low blood oxygen levels.

WE EXPECT TO NEED SUBSTANTIAL ADDITIONAL FINANCING TO FUND OUR OPERATIONS.

         We will require substantial additional capital to further develop our products, to commercialize our products and to sustain our operations. We believe that the cash and cash equivalents on hand at February 28, 2001, together with the net proceeds of our April 9, 2001 private placement of common shares and the estimated net borrowings available under our Crestmark Bank Loan and Security Agreement, will be adequate to satisfy our operating and capital requirements through the second quarter of fiscal 2002. By that time, we will be required to raise additional cash either though additional sales of our products, through sales of securities, by incurring indebtedness or by some combination of these alternatives. We do not believe that our product sales will be sufficient to sustain our operations in fiscal 2001 and we have no current commitments for any debt financing, other than the Crestmark Bank Loan and Security Agreement. We also have no current commitments for any additional sales of securities. In the past, we have raised required capital through sales of additional equity securities. If we are unable to raise additional cash by that time, we will be required to reduce or discontinue our operations.

         Changes in our business or business plans or unexpected expenses could change our cash needs. Our future cash needs will depend on many factors, including:

         -    the cost of developing and testing the CorRestore(TM) patch,
         -    the time and cost involved in obtaining regulatory approvals,
         -    the cost of marketing and assembly activities,
         -    whether we can successfully market our products,
         -    the rate of market acceptance of our products,
         -    the scope of our research and development programs,
         -    the length of time required to collect accounts receivable, and
         -    competing technological and market developments.

Each of these factors could shorten the length of time our cash and cash equivalents on hand will sustain our operations. When we need additional financing, it might not be available on terms acceptable to us or at the times we require it, if at all, and such financing will likely dilute the interests of existing shareholders.

OUR QUARTERLY OPERATING RESULTS MIGHT FLUCTUATE SIGNIFICANTLY.

         We have experienced, and we expect to continue to experience, significant fluctuations in our quarterly operating results. Our future operating results are dependent upon a number of factors, including:

         -    the demand for our products,
         -    the timing of our sales,
         -    the length of our sales cycle,
         -    the timing of introduction of new products,
         -    the timing and development of any competing products,
         - the publication of clinical research results regarding our products,
         - the use of any of our products as a "standard of care" by any hospitals,
         -    the timing of new employee hiring, and
         - economic conditions, both generally and in the medical products industry.

We do not expect to have a material backlog of unfilled orders, so any shortfall in demand for our products in relation to our expectations, or any material delay in orders from distributors or customers, could have an almost immediate impact on our business, financial condition and results of operations.

OUR PERFORMANCE DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL.

         Our future performance depends in significant part on the continued service of our senior management, including Bruce J. Barrett, President and Chief Executive Officer, and various scientific, technical and manufacturing personnel. Our loss of any of these key personnel could have an adverse effect on us. In addition, CorRestore LLC may terminate its licenses with us if Bruce
J. Barrett ceases to be our Chief Executive Officer or ceases to be responsible for our activities relating to the licenses at any time before June 2, 2005. We do not maintain key-man life insurance on any of our key personnel. In addition, competition for qualified employees is intense, and if we are unable to attract, retain and motivate additional, highly-skilled employees required for the expansion of our operations, our business, financial condition and results of operations could be adversely affected. Our ability to retain existing employees and attract new employees might be adversely affected by our current financial situation. We cannot assure you that we will be able to retain our existing personnel or attract additional, qualified persons when required and on acceptable terms.

WE ARE DEPENDENT ON OUR DISTRIBUTORS FOR OUR INTERNATIONAL SALES.

         We are dependent on our distributors to generate international sales of Cerebral Oximeters and we expect to depend on distributors for international sales of the CorRestore(TM) patch if and when it is developed. We believe that our current distributors are knowledgeable, and we have a training program for new distributors concerning our technology and our Cerebral Oximeter and SomaSensor. However, independent distributors might not have sufficient knowledge about, or familiarity with, our technology or products to demonstrate adequately their operation and clinical benefits. If our distributors fail to market, promote and sell our products adequately, our business, financial condition and results of operations would be adversely affected.

         We might not be able to engage additional distributors on a timely basis, enter into other third-party marketing arrangements, or retain or replace our existing distributors, when required. If we are unable to engage, replace or retain distributors, our ability to market and sell our products internationally could be adversely affected. In addition, any required distributor terminations could increase our costs. Even if we are able to engage and retain distributors, they might incur conflicting obligations to sell other companies' products or they might distribute other products that provide greater revenues than are provided by our products.

         Two international distributors accounted for approximately 23% (Europe) and 11% (Japan) of our net revenues for fiscal 2000. These two international distributors accounted for approximately 25% (Europe) and 14% (Japan) of our net revenues for the first quarter of fiscal 2001. In fiscal 2000 we entered into an exclusive distributor agreement with Nellcor Puritan Bennett Export, Inc., now Tyco Healthcare AG, currently covering 39 countries for our Cerebral Oximeter. The loss of either of these distributors could have an adverse effect on our business, financial condition and results of operations.

OTHERS HAVE PATENTS IN OUR FIELD; WE COULD BE ADVERSELY AFFECTED IF WE ARE INVOLVED IN INFRINGEMENT LITIGATION; OUR INTELLECTUAL PROPERTY RIGHTS MIGHT NOT PROVIDE US WITH COMPETITIVE ADVANTAGES.

         Although fifteen United States patents have been issued to us with respect to our INVOS technology, only ten of such patents expressly refer to examination of the brain or developments involving the Cerebral Oximeter. Many patents have already been issued to third parties involving optical spectroscopy and the interaction of light with tissue. Some of these patents relate to the use of optical spectroscopy in the area of brain metabolism monitoring, the primary use of the Cerebral Oximeter. No patent infringement claims have been asserted against us, although potential competitors would have more incentive to assert infringement claims or challenge our patents if a more significant market for Cerebral Oximeters develops. The costs of defense of patent litigation can be substantial and, if the defense is unsuccessful, we could be liable for substantial damages. In addition, if our products infringe any claims of an issued patent, we could be enjoined from manufacturing or selling those products or forced to obtain a license to continue our manufacture or sale of those products. The license could require us to pay a licensing fee or royalties of unknown magnitude on sales of our products. If we were required to obtain a license, it might not be available, or it might not be available on terms acceptable to us. If we were unable to obtain required licenses on favorable terms, or at all, our business, financial condition and results of operations could be adversely affected.

         Our patents are subject to risks, including:

         -    additional patent applications might not be allowed,
         -    issued patents might not be upheld,
         - issued patents might not provide us with significant competitive advantages,
         - challenges might be instituted against the validity or enforceability of any of our patents and, if instituted, the challenges might be successful.

If patents are not issued from future patent applications, we might be subject to greater competition. The cost of litigation to uphold the validity of a patent and prevent infringement can be very substantial and could be beyond our financial capability even if we could otherwise prevail. Also, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. Furthermore, individuals and companies might independently develop similar technologies, duplicate our technology or design around the patented aspects of our technology, or we might infringe patents or other rights owned by other individuals and companies.

         Although we seek to protect our proprietary rights through a variety of means, we cannot promise that the actions we have taken are adequate to protect these rights. Our INVOS technology primarily represents improvements or adaptations of known optical spectroscopy technology, which might be duplicated or discovered through our patents, reverse engineering or both. In addition, two patents issued to an unaffiliated third party and relating to cerebral oximetry expired in 2000, one patent issued to an unaffiliated third party and relating to cerebral oximetry expired in 1999, and two patents issued to an unaffiliated third party and relating to cerebral oximetry expired in 1998. These expired patents make that technology generally available and potentially help the development of competing products. If competing products or technologies are developed or emerge, our business, financial condition and results of operations could be adversely affected. We also rely on trade secret, copyright and other laws and on confidentiality agreements to protect our technology. However, we believe that neither our patents nor other legal rights will necessarily prevent other individuals and companies from developing or from using similar or related technology to compete against our products. Our confidentiality agreements might be breached and we might not have adequate remedies for any breach. Despite our efforts to protect our proprietary rights our trade secrets might become known to competitors or independently developed by them.

WE MUST BE ABLE TO MANAGE OUR GROWTH EFFECTIVELY.

         If we grow as fast as we hope, our growth could place a significant strain on our management, customer service, operations, sales and administrative personnel and other resources. To serve the needs of our existing and future customers, we will be required to train, motivate and manage qualified employees. We have incurred and continue to incur significant costs to retain qualified management, sales and marketing, engineering, production, manufacturing and administrative personnel and scientists, as well as for marketing and promotional activities. Our ability to manage our planned growth depends upon our success in expanding our operating, management, information and financial systems, which might significantly increase our operating expenses. We might not be able to manage effectively any future growth, and if we fail to do so, our business, financial condition and results of operations would be adversely affected. See "--Dependence Upon Management and Key Personnel."

NEW PRODUCT DEVELOPMENT IS EXPENSIVE AND MIGHT NOT RESULT IN COMMERCIALLY VIABLE PRODUCTS.

         We have invested substantial resources to develop the Cerebral Oximeter and the related disposable SomaSensor. We expect to continue to invest substantial resources to develop:

         -    the CorRestore(TM) patch,
         - product-line extensions of the Cerebral Oximeter for use on newborns,
         -    other non-brain tissue applications of INVOS technology, and
         - advancement of the design and production processes of the Cerebral Oximeter and SomaSensor.

New products require extensive testing and regulatory clearance before they can be marketed, and substantial customer education concerning the product's use, advantages and effectiveness. In addition, sales of our cerebral oximetry products might be limited because of resistance to major capital equipment expenditures by hospital purchasing committees. Sales of all of our products might be limited because hospitals might fear that the cost of a new device or product will lower its profits because medical insurers generally fix reimbursement amounts for the procedures in which our products might be used. We might not be able to develop commercially viable products. In addition, we are dependent on third parties to develop and test the CorRestore(TM) patch.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION AND COULD BE ADVERSELY AFFECTED BY THOSE REGULATIONS.

         The testing, manufacture and sale of our products are subject to regulation by numerous governmental authorities, principally the FDA and corresponding state and foreign agencies. Pursuant to the Federal Food, Drug, and Cosmetic Act and the related regulations, the FDA regulates the preclinical and clinical testing, manufacture, labeling, distribution and promotion of medical devices. If we do not comply with applicable requirements, we might be subject to:

         -    fines,
         -    injunctions,
         -    civil penalties,
         -    recall or seizure of products,
         -    total or partial suspension of production,
         - failure of the government to grant premarket clearance or premarket approval for devices,
         -    withdrawal of marketing clearances or approvals, and
         -    criminal prosecution.

Any of these actions could have an adverse effect on our business, financial condition and results of operations.

         In October 1997, we obtained FDA clearance for advances in our INVOS technology that are incorporated in our model 4100 Cerebral Oximeter. In September 2000, we received clearance from the FDA to market the model 5100 Cerebral Oximeter in the United States. We made additional changes to the model 3100A Cerebral Oximeter that resulted in the model 4100 Cerebral Oximeter and we have made additional changes to the SomaSensor. We do not believe that these changes affect the safety or efficacy of the Cerebral Oximeter or the SomaSensor and, therefore, we believe that these changes do not require the submission of a new 510(k) notice. The FDA, however, could disagree with our determination not to submit a new 510(k) notice for the model 4100 Cerebral Oximeter or SomaSensor and could require us to submit a new 510(k) notice for any changes made to the device. If the FDA requires us to submit a new 510(k) notice for our model 4100 Cerebral Oximeter or SomaSensor or for any device modification, we might be prohibited from marketing the modified device until the 510(k) notice is cleared by the FDA.

         The FDA could rescind our current FDA clearance to market the Cerebral Oximeter in the United States. In addition, we cannot assure you that, if and when we develop any additional products, they will receive FDA clearance. If any current or future clearances or approvals are rescinded or denied, sales of our applicable products in the United States would be prohibited during the period we do not have such clearances or approvals. We cannot assure you that we will be able to obtain necessary regulatory approvals or clearances on a timely basis or at all. Our business, financial condition and results of operations would be adversely affected if

         -    any approvals or clearances are delayed or not received at all,
         -    we lose previously received approvals or clearances,
         - regulators impose limitations on the intended use of our products as a condition of any approval or clearance,
         - regulators impose limitations on the markets for our products as a condition of any approval or clearance,
         - the market introduction of any of our products is delayed as a result of regulatory compliance issues, or

         -    we fail to comply with existing or future regulatory requirements.

         We are subject to routine inspection by the FDA and state agencies for compliance with Quality System Regulation requirements and other applicable regulations. If existing requirements change or new requirements are adopted, our business, financial condition and results of operations could be adversely affected. We might incur significant costs to comply with laws and regulations in the future, and laws and regulations could have an adverse effect on our business, financial condition and results of operations.

         We are also subject to numerous federal, state and local laws relating to safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. We might be required to incur significant costs to comply with these laws and regulations in the future, and these laws or regulations might have an adverse effect on our ability to do business.

         Congress enacted the FDA Modernization Act of 1997. This law, which is intended to make the regulatory process more consistent and efficient, makes changes to the device provisions of the Food, Drug, and Cosmetic Act and other provisions in this act affecting the regulation of devices. Among other things, the changes will affect the IDE, 510(k) and PMA processes, and also will affect device standards and data requirements, procedures relating to humanitarian and breakthrough devices, tracking and postmarket surveillance, accredited third party review, and the dissemination of off label information. We cannot predict how or when these changes will be implemented or what effect the changes will have on the regulation of our products.

PATIENTS MIGHT ASSERT PRODUCTS LIABILITY CLAIMS AGAINST US.

         Because we test, market and sell a patient monitoring device and a heart patch, patients might assert products liability claims against us. The Cerebral Oximeter is used in operating rooms and other critical care hospital units with patients who might be seriously ill or might be undergoing dangerous procedures. The CorRestore(TM) patch is expected to be used on seriously ill patients undergoing a dangerous procedure. On occasion, patients on whom the Cerebral Oximeter is being used, or in whom a CorRestore(TM) patch is implanted, may be injured or die as a result of their medical treatment or condition. We might be sued because of such injury or death, and regardless of whether we are ultimately determined to be liable, we might incur significant legal expenses not covered by insurance. In addition, products liability litigation could damage our reputation and impair our ability to market our products. Litigation could also impair our ability to retain products liability insurance or make our insurance more expensive. We have products liability insurance with a liability limit of $2,000,000. This insurance is costly and even though it has been obtained, we might not be able to retain it. Even if we are able to retain this insurance, it might not be sufficient to protect us in the event of a major defect in the Cerebral Oximeter or the CorRestore(TM) patch. If we are subject to an uninsured or inadequately insured products liability claim based on the performance of the Cerebral Oximeter or the CorRestore(TM) patch, our business, financial condition and results of operations could be adversely affected. See "Business--Insurance."

WE ARE DEPENDENT ON THIRD PARTIES FOR MANUFACTURING OUR PRODUCTS AND TESTING THE CORRESTORE(TM) PATCH.

         We are dependent on various suppliers for manufacturing the components for our Cerebral Oximeter and the related disposable SomaSensor. We believe that each component is generally available from several potential suppliers. However, engaging additional or replacing existing suppliers of custom-designed components is costly and time consuming. We do not intend to maintain significant inventories of components, Cerebral Oximeters or SomaSensors. Therefore, we might incur delays in meeting delivery deadlines if a particular supplier is unable or unwilling to meet our requirements. We estimate that it would require approximately three to four months to change SomaSensor suppliers. In addition, we do not have direct control over the activities of our suppliers and are dependent on them for quality control, capacity, processing technologies and, in required cases, compliance with FDA Quality System Regulation requirements. If we cannot replace suppliers on a timely basis when necessary, our business, financial condition and results of operations may be adversely affected. In addition, because we do not have long-term agreements with our suppliers, we might be subject to unexpected price increases which might adversely affect our profit margins.

         We will be dependent on a third party to test and manufacture the CorRestore(TM) patch. Our license agreement limits the parties that we may engage. We have engaged PM Devices, Inc. to manufacture the

CorRestore(TM) patch. The ultimate success of our CorRestore(TM) business is dependent on our ability to manage the manufacturer of the CorRestore(TM) patch. If we are unsuccessful in managing the manufacturer of the CorRestore(TM) patch, our business could be adversely affected.

PURCHASERS OF COMMON SHARES WILL EXPERIENCE SUBSTANTIAL DILUTION.

         At February 28, 2001, our net tangible shareholders' equity was $0.20 per share. Purchasers of common shares in this offering will experience immediate and substantial dilution of $2.11 per share in that the assumed purchase price (the $2.31 closing sale price of our common shares as of April 19, 2001) exceeds our net tangible book value as of February 28, 2001. In addition, to the extent outstanding options and warrants to purchase common shares are exercised, there will be further dilution to new investors. See "Dilution."

THE MARKET PRICE OF OUR COMMON SHARES WILL FLUCTUATE, AND COULD FLUCTUATE SIGNIFICANTLY.

         The market price of our common shares might be highly volatile. The following could cause the market price of the common shares to fluctuate substantially:

         -    changes in our quarterly financial condition or operating results,
         -    changes in general conditions in the economy,
         -    changes in the financial markets,
         -    changes in the medical equipment industry,
         - changes in financial estimates by securities analysts or differences between those estimates and our actual results,
         -    the liquidity of the market for the common shares,
         -    developments with respect to patents and proprietary rights,
         -    publication of clinical research results regarding our products,
         - changes in health care policies in the United States or foreign countries,
         -    grants or exercises of stock options or warrants,
         -    news announcements,
         -    litigation involving us,
         - actions by governmental agencies, including the FDA, or changes in regulations, or
         -    other developments affecting us or our competitors.

In particular, the stock market might experience significant price and volume fluctuations that might affect the market price of the common shares for reasons that are unrelated to our operating performance and that are beyond our control.

THE MARKET PRICE OF THE COMMON SHARES MIGHT BE LOWER BECAUSE OF SHARES ELIGIBLE FOR FUTURE SALE, SHARES RESERVED FOR FUTURE ISSUANCE UPON THE EXERCISE OF OPTIONS AND WARRANTS AND REGISTRATION RIGHTS WE HAVE GRANTED.

         Future sales of substantial amounts of common shares in the public market or the perception that such sales could occur could adversely affect the market price of the common shares. The number of outstanding common shares held by non-affiliates is large relative to the trading volume of the common shares. We are unable to predict the effect that sales of common shares may have on the then prevailing market price of the common shares. Any substantial sale of common shares or even the possibility of such sales occurring may have an adverse effect on the market price of the common shares.

         As of April 19, 2001, we had outstanding options and warrants to purchase an aggregate of 2,705,415 common shares. We have also reserved up to an additional 35,445 common shares for issuance upon exercise of options which have not yet been granted under our stock option plans, and 2,100,000 common shares issuable upon exercise of a warrant issuable to CorRestore, LLC under specified circumstances. Holders of these warrants and options are likely to exercise them when, in all likelihood, we could obtain additional capital on terms more favorable than those provided by the options and warrants. The market price of the common shares could fall as a result of the sale of any of these shares.

         In addition, the holders of warrants originally issued to the underwriter in our 1997 public offering of common shares and the holder of the warrant issued to the placement agent in our April 2001 private placement of common shares have demand and piggy-back registration rights with respect to the underlying securities. Exercise of these registration rights may adversely affect the terms on which we may obtain additional financing. Further, while our warrants and options are outstanding, our ability to obtain additional financing on favorable terms might be adversely affected.

PROVISIONS OF OUR ARTICLES OF INCORPORATION, BYLAWS AND CORPORATE LAW HAVE POTENTIAL ANTI-TAKEOVER EFFECTS.

         Our Board of Directors has the authority, without further approval of our shareholders, to issue preferred shares having such rights, preferences and privileges as the Board of Directors may determine. Any such issuance of Preferred Shares could, under some circumstances, have the effect of delaying or preventing a change in control of Somanetics and might adversely affect the rights of holders of common shares. In addition, we are subject to Michigan statutes regulating business combinations, takeovers and control share acquisitions, which might also hinder or delay a change in control of Somanetics. Anti-takeover provisions that could be included in the Preferred Shares when issued and the Michigan statutes regulating business combinations, takeovers and control share acquisitions can depress the market price of our securities and can limit the shareholders' ability to receive a premium on their shares by discouraging takeover and tender offer bids, even if such events could be viewed as beneficial by our shareholders.

         Our directors serve staggered three-year terms, and directors may be removed only for cause. Our Restated Articles of Incorporation also set the minimum number of directors constituting the entire Board at three and the maximum at fifteen, and they require approval of holders of 90% of our voting shares to amend these provisions. These provisions could have an anti-takeover effect by making it more difficult to acquire Somanetics by means of a tender offer, a proxy contest or otherwise or by removing incumbent officers and directors. These provisions could delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interests, including those attempts that might result in a premium over the market price for the common shares held by our shareholders.

                                   THE COMPANY

         We develop, manufacture and market the INVOS(R) Cerebral Oximeter, the only non-invasive patient monitoring system commercially available in the United States that continuously measures changes in the blood oxygen level in the brain. We are also developing the CorRestore(TM) patch for use in cardiac repair and reconstruction, including heart surgeries called surgical anterior ventricular restoration, or SAVR. We are a Michigan corporation that was formed in January 1982. Our headquarters are located at 1653 East Maple Road, Troy, Michigan 48083-4208. Our telephone number is (248) 689-3050.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the shares being sold in this offering.

                                 CAPITALIZATION

         The following table sets forth our actual capitalization as of February 28, 2001. You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes to Financial Statements included incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended November 30, 2000 and from our Quarterly Report on Form 10-Q for the quarter ended February 28, 2001.


                                                                                          FEBRUARY 28,
                                                                                              2001
                                                                                          -------------
                                                                               (IN THOUSANDS, EXCEPT SHARE DATA)

Shareholders' equity:
     Preferred shares; authorized, 1,000,000 shares of $.01 par value;
         no shares issued or outstanding.......................................                  --
     Common shares; authorized, 20,000,000 shares of $.01 par value;
         issued and outstanding, 6,750,081 shares at February 28, 2001 (1).....            $     68
     Additional paid-in capital................................................              53,126
     Accumulated deficit (2)...................................................             (50,835)
                                                                                           --------
         Total shareholders' equity and total capitalization...................            $  2,359
                                                                                           ========

--------------------------------------------
(1) The number of shares outstanding as of February 28, 2001 does not include:

         - 1,912,752 common shares reserved for issuance under our 1983 Stock Option Plan, 1991 Incentive Stock Option Plan, 1993 Director Stock Option Plan, 1997 Stock Option Plan and non-plan options, of which options to purchase an aggregate of 1,877,307 common shares were outstanding as of April 19, 2001;
         - 200,000 common shares issuable upon exercise of the warrants originally issued to the underwriter in connection with our public offering of common shares that closed in June 1997;
         - 203,108 common shares issuable upon exercise of the warrant issued to Kingsbridge Capital Limited in connection with our Equity Line Agreement on March 6, 2000;
         - 400,000 common shares issuable upon exercise of the warrants issued to CorRestore LLC and its agent Wolfe & Company in connection with our license agreement, or 2,100,000 common shares issuable upon exercise of warrants that are issuable to CorRestore LLC and Wolfe & Company pursuant to the license agreement when specified events occur; and
         - 25,000 common shares issuable upon exercise of the warrants issued to the placement agent in connection with our private placement of common shares that closed in April 2001;

(2) Management believes the accumulated deficit will continue to increase in the second quarter ending May 31, 2001, and there will continue to be a corresponding decrease in total capitalization.

                                    DILUTION

         Our net tangible book value as of February 28, 2001 was $1,376,893, or $0.20 per common share, based on 6,750,081 common shares outstanding. Net tangible book value per share represents the amount of net tangible assets, less total liabilities, divided by the number of common shares outstanding. Our net tangible book value subsequently increased as a result of the April 9, 2001 private placement of 1,325,000 common shares at $1.75 a share, which raised an estimated $2,200,000 in net proceeds for us. We will not receive any proceeds from this offering, and, therefore, this offering will not change our net tangible book value. Therefore, purchasers of common shares in this offering will experience immediate and substantial dilution of $2.11 per share in that the assumed purchase price (the $2.31 closing sale price of our common shares as of April 19, 2001) exceeds our net tangible book value as of February 28, 2001. Dilution will be higher if the purchase price of the common shares is higher. Dilution represents the difference between the price paid by a purchaser for the shares in this offering and the book value of our common shares as of February 28, 2001. The following table illustrates this per share dilution:

         Assumed purchase price per share...............................................      $2.31
                  Net tangible book value per share at February 28, 2001................      $0.20
                                                                                              -----
         Dilution per share to purchasers in this offering from selling shareholders....      $2.11
                                                                                              =====

         This table assumes no exercise of options and warrants after February 28, 2001 and does not give effect to the April 9, 2001 private placement of common shares. As of April 19, 2001, we had outstanding options and warrants to purchase an aggregate of 2,705,415 common shares. We have also reserved up to an additional 35,445 common shares for issuance upon exercise of options which have not yet been granted under our stock option plans, and 2,100,000 common shares issuable upon exercise of a warrant issuable to CorRestore, LLC under specified circumstances. To the extent outstanding options or warrants are exercised, there will be further dilution to purchasers in this offering. See "Capitalization."

                              SELLING SHAREHOLDERS

              This is an offering of 1,325,000 common shares by the selling shareholders named below. The selling shareholders acquired these shares on April 9, 2001 in a private placement of our common shares for $1.75 a share to 21 investors, who are the selling shareholders in this offering. We are registering the selling shareholders' resale of these shares pursuant to a Registration Rights Agreement between the selling shareholders and us. The registration of these shares does not necessarily mean that any of them will be offered or sold by the selling shareholders. The following table sets forth the names of the selling shareholders, the number of common shares beneficially owned by them as of April 19, 2001, the number of common shares being offered by each of them pursuant to this Prospectus, and the number and percentage of common shares owned by them after the offering, assuming all shares offered by them are sold and are sold to third parties:


                                        NUMBER OF                                         NUMBER OF          PERCENTAGE
                                      COMMON SHARES              NUMBER OF              COMMON SHARES       BENEFICIALLY
                                   BENEFICIALLY OWNED          COMMON SHARES         BENEFICIALLY OWNED      OWNED AFTER
NAME OF SELLING SHAREHOLDER        BEFORE THE OFFERING          OFFERED (1)          AFTER THE OFFERING   THE OFFERING (2)
---------------------------        -------------------          -----------          ------------------   ----------------
AJ INVESTORS..................           250,000                 250,000                        0                *
SILAS R. ANTHONY, JR..........            20,000                  20,000                        0                *
HARRISON AUGUR................            55,143                  17,143                   38,000                *
BREAN MURRAY & Co., Inc.
  PROFIT SHARING PLAN.........            70,000  (3)             32,285                   37,715                *
TRUST U/A DTD 12/23/76 FBO
  DAVID T. DENEUFVILLE........            28,571                  28,571                        0                *
DN&C CAPITAL, L.P.............            14,286                  14,286                        0                *
SUZAN EHRMAN..................           125,000                 100,000                   25,000                *
NORMAN FIELDS.................            52,071                  28,571                   23,500                *
ROBIN FIELDS..................            28,571                  28,571                        0                *
BARRY FINGERHUT...............            57,143                  57,143                        0                *
GEYER ENGINEERING LTD.........            85,715                  85,715                        0                *
ROBERT R. HENRY...............           266,600  (4)            100,000                  166,600                2.1%
JOHN S. LEMAK.................            50,000                  50,000                        0                *
JOSEPH P. VON MEISTER AND
  CAROLYN M. VON MEISTER......            36,572                   8,572                   28,000                *
MICHAEL A. NICHOLAS...........            60,000                  50,000                   10,000                *
PEQUOD INVESTMENTS, L.P.......           210,000                 210,000                        0                *
PEQUOD INTERNATIONAL, LTD.....            90,000                  90,000                        0                *
PNG ENTERPRISE FOUNDATION.....            57,143                  57,143                        0                *
ELLIOTT SLOYER................            32,000                  10,000                   22,000                *
TALMOR CAPITAL MANAGEMENT, LLC            40,000                  40,000                        0                *
TRADEWIND FUND I L.P..........            47,000                  47,000                        0                *

-----------------
* Represents less than 1% of the outstanding common shares.

    (1) Represents all of the common shares the listed selling shareholder acquired in our April 9, 2001 private placement of common shares.

    (2) Based on 8,075,081 common shares outstanding as of April 19, 2001. Assuming all shares offered by this Prospectus are sold and are sold to third parties.

    (3) Does not include (1) 30,000 common shares owned by A. Brean Murray, (2) 80,290 common shares owned by Brean Murray & Co., Inc., an investment banking company that is a wholly-owned subsidiary of BMI Holding Co.; A. Brean Murray owns 65.19% of the outstanding voting stock of BMI Holding Co. and his wife owns 17.78% of the outstanding voting stock of BMI Holding Co., (3) 115,616 common shares that A. Brean Murray has the right to acquire within 60 days of April 19, 2001 upon the exercise of warrants originally granted to Brean Murray & Co., Inc. in connection with its underwriting of a public offering of our securities in June 1997, (4) 25,000 common shares that Brean Murray & Co., Inc. has the right to acquire after April 9, 2002 upon the exercise of warrants granted in connection with its services as our placement agent in the April 9, 2001 private placement of our common shares, and (5) 106,000 additional common shares that A. Brean Murray has the right to acquire within 60 days of April 19, 2001 upon the exercise of options granted to A. Brean Murray by us in connection with his service as one of our directors.

    (4) Includes 6,000 common shares that Mr. Henry has the right to acquire within 60 days of April 19, 2001.

              A. Brean Murray and Robert R. Henry are two of our directors. A. Brean Murray and his wife control Brean Murray & Co., Inc. The Brean Murray & Co., Inc. Profit Sharing Plan and Robert R. Henry purchased common shares in our April 2001 private placement of common shares and are selling shareholders in this offering. Mr. Murray also has the relationships with us described below:

              Brean Murray & Co., Inc. was the underwriter of our public offerings of common shares in June 1997 and in April 1998.

              In November 1999, we engaged Brean Murray & Co., Inc. to provide investment banking advice and services to us for a term of six months and then month-to-month thereafter, unless earlier terminated by the parties. We agreed to pay Brean Murray & Co., Inc. a fee of $50,000 plus reasonable out-of-pocket expenses for its services under this agreement. A. Brean Murray, one of our directors since June 1999, is the President and Chief Executive Officer of Brean Murray & Co., Inc. Brean Murray & Co., Inc. is a wholly-owned subsidiary of BMI Holding Co. A. Brean Murray is also the President and Chief Executive Officer of BMI Holding Co. and he and his wife own 83% of the outstanding voting stock of BMI Holding Co.

              Pursuant to an engagement letter between us and Brean Murray & Co., Inc., dated March 1, 2000, we agreed to pay Brean Murray & Co., Inc. a commission of 3.5% on proceeds of specified securities sales, including sales pursuant to our Private Equity Line Agreement, which has since terminated. Through April 19, 2001, we had paid Brean Murray & Co., Inc. $70,000 in commissions pursuant to this engagement letter.

              Also, during fiscal 2000, we granted A. Brean Murray (1) a 10-year option to purchase 50,000 common shares on May 31, 2000, exercisable at $3.00 a share, which was more than the fair market value of the common shares on the date of grant, in connection with negotiating and assisting us in completing the acquisition of our CorRestore(TM) licenses, and (2) a 10-year option to purchase 50,000 common shares on May 31, 2000, exercisable at $4.36 a share, which was more than the fair market value of the common shares on the date of grant, in connection with negotiating and assisting us in completing our Private Equity Line Agreement.

              Pursuant to an engagement letter between us and Brean Murray & Co., Inc., dated March 29, 2001, we engaged Brean Murray & Co., Inc. as our exclusive placement agent for our April 2001 private placement of common shares. Brean Murray & Co., Inc. received for its services (1) $104,362.50 as a placement agent fee, and (2) warrants to purchase 25,000 common shares at $2.10 per share exercisable during the four-year period beginning April 9, 2002.

              Geyer Engineering Ltd. is a part owner of PM Devices, Inc., which provides contract development and manufacturing services to us for our CorRestore patch.

              The shares listed above as being offered by the Brean Murray & Co., Inc. Profit Sharing Plan and Robert R. Henry may not be transferred by them until our shareholders approve the issuance of the shares to them.

              Except for being holders of our common shares listed in the table above, none of the other selling shareholders has had any position, office, or other material relationship with us in the past three years.

                               REGISTRATION RIGHTS

              The transferees of the underwriter of our 1997 public offering of common shares, Brean Murray & Co., Inc., have demand and piggy-back registration rights in connection with their warrants to purchase 200,000 common shares originally issued to Brean Murray & Co., Inc. in connection with that offering. The placement agent of our April 2001 private placement, Brean Murray & Co., Inc., has demand and piggy-back registration rights in connection with its warrants to purchase 25,000 common shares issued in connection with that offering. These rights allow the holders to include their common shares in any registration of our securities in a registration statement under the Securities Act, subject to specified limitations.

                              PLAN OF DISTRIBUTION

              The selling shareholders, or their pledgees, donees, transferees or other successors in interest, may offer the shares covered by this Prospectus to the public or otherwise from time to time. We are registering the selling shareholders' resale of these shares pursuant to a Registration Rights Agreement between the selling shareholders and us. Pursuant to that agreement, we have agreed to keep the registration statement related to this Prospectus effective until April 9, 2002. The registration of these shares does not necessarily mean that any of them will be offered or sold by the selling shareholders. The selling shareholders have informed us that any or all of the common shares covered by this Prospectus may be sold to purchasers directly by the selling shareholders, or their pledgees, donees, transferees or other successors in interest, or on their behalf through brokers, dealers or agents in private or market transactions, which may involve crosses or block transactions. In connection with any sales, the selling shareholders and any brokers, dealers or agents participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of common shares by them and any discounts, concessions or commissions received by any brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

              The sales may be made, from time to time, in The Nasdaq Stock Market, on any stock exchange, in the over-the-counter market, in privately negotiated transactions or otherwise at prices prevailing in such market, at prices related to market prices or at negotiated or fixed prices. In effecting sales, the selling shareholders may engage brokers, dealers and agents, and they may arrange for other brokers, dealers or agents to participate. Brokers, dealers and agents will receive usual and customary commissions, concessions or discounts from the selling shareholders in amounts to be negotiated, and, if the broker, dealer or agent acts as agent for the purchaser of the common shares, from the purchaser.

              Brokers, dealers or agents may agree with the selling shareholders to sell a specified number of common shares at a stipulated price per share, and, to the extent such broker, dealer or agent is unable to do so acting as agent for a selling shareholder, to purchase as principal any unsold common shares at the price required to fulfill the broker's, dealer's or agent's commitment to the selling shareholder. Brokers, dealers or agents who acquire common shares as principal may resell those common shares from time to time in transactions, which may involve crosses and block transactions and which may involve sales to and through other brokers, dealers or agents, including transactions of the nature described above in The Nasdaq Stock Market, on any stock exchange, in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to market prices or at negotiated or fixed prices., and in connection with these resales may pay to or receive from the purchasers of common shares commissions, concessions or discounts as described above.

              We are bearing all of the costs relating to the registration of the common shares. Any commissions, concessions, discounts, or other fees payable to a broker, dealer, agent or market maker in connection with any sale of common shares will be borne by the selling shareholder. We estimate that our total expenses of this offering, other than such commissions, concessions, discounts or other fees, will be approximately $65,000. We will not receive any of the proceeds from the sale of common shares by the selling shareholders. We have agreed to indemnify the selling shareholders or contribute to losses arising out of certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act. The selling shareholders have agreed to a similar indemnification of us.

              As described under "Selling Shareholders", Brean Murray & Co., Inc. acted as placement agent in connection with the placement of the common shares offered by this Prospectus. Brean Murray & Co., Inc. received a fee and warrants from us for its services as placement agent.

              We have informed the selling shareholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to purchases and sales of common shares by the selling shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the common shares. We have also advised the selling shareholders that if a particular offer of common shares is to be made on terms constituting a material change from the information described in this "Plan of Distribution" section of the Prospectus, then, to the extent required, a Prospectus Supplement must be distributed setting forth such terms and related information as required.

                                  LEGAL MATTERS

              The validity of the common shares offered by this Prospectus will be passed upon for Somanetics by Honigman Miller Schwartz and Cohn LLP, Detroit, Michigan.

                                     EXPERTS

              The financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended November 30, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to an uncertainty concerning the Company's ability to continue as a going concern) which is incorporated in this Prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                              [SOMANETICS(R) LOGO]
                             WINDOW TO THE BRAIN(TM)

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated amounts of expenses to be borne by us in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:

             Securities and Exchange Commission Registration Fee.......   $         684
             Printing and Engraving Expenses...........................           1,000
             Accounting Fees and Expenses..............................          10,000
             Legal Fees and Expenses...................................          50,000
             Transfer Agent's and Registrar's Fees and Expenses........           1,000
             Miscellaneous Expenses....................................           2,316
                                                                          -------------
                      Total............................................   $      65,000
                                                                          =============

         None of these expenses will be borne by the selling shareholders. All of these expenses, except the Securities and Exchange Commission registration fee, represent estimates only.

ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Sections 561-571 of the Michigan Business Corporation Act directors and officers of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if those directors and officers acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders.

         We are obligated under our bylaws and an employment agreement with our chief executive officer to indemnify our present or former directors or executive officers and may indemnify any other person, to the fullest extent now or hereafter permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding arising out of their past or future service to us or a subsidiary, or to another organization at our request or at the request of one of our subsidiaries. In addition, our Restated Articles of Incorporation limit certain personal liabilities of our directors.

         Reference is also made to Section 6 of the Registration Rights Agreement with respect to undertakings by the selling shareholders to indemnify us, our directors and officers and each person who controls us within the meaning of the Securities Act of 1933 against certain civil liabilities, including certain liabilities under the Securities Act.

         We have obtained Directors' and Officers' liability insurance. The policy provides for $1,000,000 in coverage including prior acts dating to our inception and liabilities under the Securities Act in connection with this offering.

ITEM 16.      EXHIBITS

         See Exhibit Index immediately preceding the exhibits.

ITEM 17.      UNDERTAKINGS

         (a)  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on April 23, 2001.

                                SOMANETICS CORPORATION
                                     (Registrant)

                                By:  /s/ BRUCE J. BARRETT
                                   ---------------------------------------------
                                     BRUCE J. BARRETT
                                     Its:  President and Chief Executive Officer

                          ---------------------------

                                POWER OF ATTORNEY

              KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of Somanetics Corporation, a Michigan corporation (the "Company"), hereby constitutes and appoints Bruce J. Barrett, Mary Ann Victor and William M. Iacona, and each of them, with full power of substitution and re-substitution, his or her true and lawful attorneys-in-fact and agents for each of the undersigned and on his or her behalf and in his or her name, place and stead, in any and all capacities, with full power and authority in such attorneys-in-fact and agents and in any one or more of them, to sign, execute and affix his or her seal thereto and file with the Securities and Exchange Commission and any state securities regulatory board or commission the registration statement on Form S-3 to be filed by the Company under the Securities Act of 1933, as amended, which registration statement relates to the registration by the Company and sale of common shares, par value $0.01 per share, by the selling shareholders, any and all amendments or supplements to such registration statement, including any amendment or supplement thereto changing the amount of securities for which registration is being sought, any post-effective amendment, and any registration statement or amendment to such registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, including, without limitation, The Nasdaq Stock Market, the National Association of Securities Dealers, Inc. and any federal or state regulatory authority pertaining to such registration statement; granting unto such attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, and each of them and any of their substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney.
                          ---------------------------
         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


              Signature                                            Title                                   Date
              ---------                                            -----                                   ----
     /s/ BRUCE J. BARRETT                    President, Chief Executive Officer and a Director         April 23, 2001
------------------------------------                  (Principal Executive Officer)
       BRUCE J. BARRETT

    /s/ H. RAYMOND WALLACE                          Chairman of the Board of Directors                 April 23, 2001
------------------------------------
      H. RAYMOND WALLACE

     /s/ WILLIAM M. IACONA                  Vice President, Finance, Controller, and Treasurer         April 23, 2001
------------------------------------  (Principal Financial Officer and Principal Accounting Officer)
       WILLIAM M. Iacona

     /s/ DANIEL S. FOLLIS                                        Director                              April 23, 2001
------------------------------------
       DANIEL S. FOLLIS

      /s/ JAMES I. AUSMAN                                        Director                              April 23, 2001
------------------------------------
 JAMES I. AUSMAN, M.D., PH.D.

      /s/ ROBERT R. HENRY                                        Director                              April 23, 2001
------------------------------------
        ROBERT R. HENRY

      /s/ A. BREAN MURRAY                                        Director                              April 23, 2001
------------------------------------
        A. BREAN MURRAY

                                  EXHIBIT INDEX

Exhibit     Description
-------     -----------

4.1         Restated Articles of Incorporation of Somanetics
            Corporation, incorporated by reference to Exhibit 3(i) to
            the Company's Quarterly Report on Form 10-Q for the
            quarter ended February 28, 1998.
4.2         Amended and Restated Bylaws of Somanetics Corporation, incorporated by reference to Exhibit 4.1 to the Company's Registration Statement
            on Form S-8 filed with the Securities and Exchange Commission on
            June 16, 1995.
4.3*        Registration Rights Agreement, dated as of April 9, 2001, among
            Somanetics Corporation and the  selling shareholders.
4.4*        Form of Warrant Agreement and Warrant, dated April 9, 2001, between
            Somanetics Corporation and Brean Murray & Co., Inc.
5.1*        Opinion of Honigman Miller Schwartz and Cohn LLP concerning the legality of the securities being offered.
23.1*       Consent of Deloitte & Touche LLP.
23.2*       Consent of Honigman Miller Schwartz and Cohn LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).
24.1*       Powers of Attorney (included after the signature of the registrant contained on page II-3 of this registration statement).

----------------
*Filed with this registration statement.